For Immediate Release

The McGraw-Hill Companies Reports 4Q EPS of $0.50;
Adjusted EPS of $0.55

2010 EPS of $2.65; Adjusted EPS of $2.69

2010 Highlights:
▪	Financial Services:
- Standard & Poor’s Credit Market Services: Double-digit 4Q growth as capital markets rebound

- S&P Investment Services: Strong 4Q revenue growth facilitates launch of new segment, McGraw-Hill Financial

▪	Education: Strong year for operating profit growth, despite weakness in 4Q

▪	Information & Media: Solid performance in global energy markets and substantial margin expansion

2011 Guidance: $2.79 to $2.89 earnings per diluted share

New York, NY, February 1, 2011 — The McGraw-Hill Companies (NYSE: MHP) today announced diluted earnings per share for the fourth quarter of 2010 of $0.50, compared to $0.53 for the same period last year.  On an adjusted basis (see Exhibit 5), fourth quarter diluted earnings per share were $0.55 versus $0.51 for the same period last year.  Fourth quarter 2010 results included $0.01 dilution for acquisitions.

Net income in the fourth quarter declined 8.0% to $153.8 million compared to 2009.  On an adjusted basis, net income in the fourth quarter increased by 6.2% to $170.5 million compared to 2009.  Revenue in the fourth quarter grew by 4.2% to $1.5 billion.

For full year 2010, diluted earnings per share were $2.65 compared to $2.33 for 2009.    On an adjusted basis, full year 2010 earnings were $2.69 compared to $2.37 in 2009.  Full year 2010 results included dilution of $0.02 for acquisitions.  Net income increased 13.4% to $828.1 million.  On an adjusted basis, net income for 2010 increased 13.2% to $840.0 million compared to 2009.  Revenue for 2010 grew by 3.6% to $6.2 billion.

“Double-digit EPS growth and the maintenance of a rock-solid financial position were the hallmarks of our performance in 2010,” said Harold McGraw III, Chairman, President and Chief Executive Officer of The McGraw-Hill Companies.  “In the fourth quarter, the best performance of the year by Standard & Poor’s Investment Services set the stage for the launch of our new segment, McGraw-Hill Financial.  Double-digit growth at Standard & Poor’s Credit Market Services and a fine performance in global energy markets by Platts also helped offset fourth quarter softness in education markets.”

(Exhibits 7 and 8 recast revenue and operating profit for the Financial Services segment into the two new operating segments: McGraw-Hill Financial and Standard & Poor’s. Recasted financials are provided for 2009 and 2010.)

Financial Services:  Revenue for the segment increased by 13.0% to $778.5 million in the fourth quarter compared to the same period last year.  Operating profit grew by 11.8% to $279.4 million compared to $250.0 million in the fourth quarter last year.  Foreign exchange rates reduced revenue by $4.8 million, but did not have a material impact on operating profit.

For the full year 2010, revenue for Financial Services increased by 8.3% to $2.8 billion compared to $2.6 billion last year.  Operating profit grew by 6.2% to $1.1 billion in 2010, compared to $1.0 billion in 2009.  Adjusted operating profit grew by 4.1% to $1.1 billion in 2010 compared to $1.0 billion in 2009.  Foreign exchange rates had an immaterial effect on revenue and operating profit in 2010.

Standard & Poor’s Credit Market Services’ revenue increased by 11.4% to $527.1 million in the fourth quarter and by 9.2% to $1.9 billion for the full year 2010 compared to 2009.

Standard & Poor’s Investment Services’ revenue, including $12.7 million from the acquisition of TheMarkets.com, grew by 16.5% to $251.4 million in the fourth quarter and by 6.5% to $918.1 million for the full year 2010 compared to 2009.

Record worldwide corporate high-yield new issue dollar volume, and a surge in bank loan ratings and the public finance market helped produce a 30.6% increase in transaction revenue to $199.9 million, or 37.9% of Standard & Poor’s Credit Markets Services’ fourth quarter revenue.  In the fourth quarter of 2009, transactions accounted for 32.3% of Standard & Poor’s Credit Market Services’ revenue.  For 2010, transaction revenue grew by 22.9% to $662.8 million as new issue dollar volume for high-yield corporate bonds in the United States and Europe, and U.S. public finance set records for the year.

Non-transaction revenue at Standard & Poor’s Credit Market Services, which includes annual contracts, surveillance and subscription fees, grew by 2.1% in the fourth quarter to $327.2 million compared to the same period last year.  For the full year 2010, non-transaction revenue increased by 3.1% to $1.2 billion, and represented 65.3% of Standard & Poor’s Credit Market Services’ total revenue compared to 69.2% in 2009.

U.S. revenue for Standard & Poor’s Credit Market Services outpaced international revenue for the fourth quarter and the full year in 2010.   In the fourth quarter, U.S. revenue grew by 16.6% to $279.5 million and accounted for 53.0% of the total for 2010.  For 2010, it was up by 13.2% to $1.0 billion and represented 54.3% of the total.  International revenue grew by 6.0% in the fourth quarter to $247.6 million and by 4.8% for 2010 to $872.7 million.

New issue dollar volume grew by 15.9% in the U.S. market in the fourth quarter compared to the same period last year, according to S&P estimates and information from Thomson Financial and Harrison Scott Publications.  U.S. corporate issuance was up 10.9% as refinancing activity, tightening credit spreads, and investors’ search for yield helped produce a 73.8% increase in speculative-grade issuance in the fourth quarter.   Public finance issuance was up by 15.3%.  Mortgage-backed securities grew by 8.9%. Asset-backed securities declined by 8.8%.  Issuance of collateralized debt obligations climbed to $19.1 billion from less than $1 billion in the fourth quarter of 2009.  In Europe, total new issue dollar volume declined in the fourth quarter by 8.4%.

Standard & Poor’s Investment Services turned in the strongest revenue growth of the year in the fourth quarter to produce 32.3%, or $251.4 million of Financial Services’ top line, compared to 31.3%, or $215.8 million for the same period last year.  For 2010, Standard & Poor’s Investment Services contributed 32.5%, or $918.1 million of the segment’s revenue versus 33.0%, or $861.9 million in 2009.

Solid performances in the fourth quarter by S&P Indices, Capital IQ, and the acquisition of TheMarkets.com offset declines in investment research products and services for retail markets.

Recovery in global equity markets and a substantial increase in the number of exchange- traded funds using S&P indices contributed to the growth of assets under management.  At the end of the fourth quarter, assets under management in exchange-traded funds based on S&P indices climbed to $300.3 billion, a 21.6% year-over-year increase.  There were 301 exchange-traded funds based on S&P indices at the end of 2010 versus 217 in 2009.  The average daily volume of contracts for major exchange-traded derivatives based on S&P indices increased by 4.6% in the fourth quarter to 2,963,000.  S&P is paid a royalty each time a contract is traded.

Capital IQ added new functionality and more new clients in the fourth quarter to end 2010 with more than 3,400 customers, an increase of 15.8% for the year.

Education:  Revenue for this segment in the fourth quarter of 2010 decreased by 4.6% to $496.3 million compared to the same period last year. Operating profit declined by 51.7% to $16.2 million.  Foreign exchange rates had no material impact on revenue or operating profit.

For the full year 2010, revenue increased by 1.9% to $2.4 billion.  Operating profit for the segment grew by 31.7% to $363.4 million compared to $276.0 million in 2009.  Adjusted operating profit grew by 25.0% to $359.6 million compared to $287.6 million in 2009.  Foreign exchange rates increased revenue by $11.3 million, but had an immaterial impact on operating profit.

The McGraw-Hill School Education Group’s revenue declined by 7.7% in the fourth quarter to $138.2 million and was $1.1 billion in 2010, flat when compared to 2009.

The McGraw-Hill Higher Education, Professional and International Group’s revenue declined 3.3% to $358.0 million in the fourth quarter, but grew by 3.8% to $1.3 billion in 2010 compared to 2009.

Late decisions to purchase basal materials in adoption states including Texas, Florida, South Carolina, and New Mexico could not offset a decline in open territory sales in the fourth quarter for the McGraw-Hill School Education Group.  In the fourth quarter of 2009, the McGraw-Hill School Education Group benefited from large federal stimulus-funded orders of intervention materials, which are designed to help students who have fallen behind or need extra help to reach grade-level standards.

Revenue in testing was up slightly in the fourth quarter of 2010, benefiting from gains by the award-winning Acuity program, the leading product in the formative assessment market. New contracts for Acuity were signed by New York City and Indiana during the fourth quarter.  A new state-level program in New Mexico also contributed to the gain.

The bright spot in the 2010 elementary-high school business for McGraw-Hill School Education was the state new adoption market; with strong performances in Texas K–5 reading and Florida 6–12 math, the McGraw-Hill School Education Group captured approximately 30% of the estimated $850 million to $875 million state new adoption market in 2010.  Sales declined in the open territory and in testing in 2010.  The decrease in testing occurred primarily because of the planned discontinuation in 2010 of custom contracts in Arizona, California, and Florida.

The McGraw-Hill Higher Education, Professional and International Group benefited in 2010 from growing enrollments in the U.S. college market and robust sales of digital products and services.  Fourth quarter results were affected by a December sales decline in the U.S. college market and softness in international markets.

For 2010, all four of McGraw-Hill Higher Education’s major product lines (Humanities, Social Sciences and Languages; Science, Engineering and Math; Business and Economics; and Career Education) produced gains.

McGraw-Hill Connect, the industry’s most advanced online homework management system, and other interactive study, assessment and tutoring products for the college market produced double-digit growth in 2010.  Through December, registration for these products and services has grown to 2.4 million, a 20% year-over-year increase.

In the fourth quarter of 2010, McGraw-Hill Higher Education’s best-sellers were:
▪	Ober, Keyboarding, 11th Edition
▪	Nickels, Understanding Business, 9th Edition
▪	Sanderson, Computers in the Medical Office, 7th Edition
▪	Shier, Hole’s Human Anatomy and Physiology, 12th Edition
▪	Lucas, The Art of Public Speaking, 10th Edition

In professional publishing, the product mix continued to shift from print to digital.  Sales of digital products to retail and professional markets in science, medicine, and technology grew at a double-digit rate in the fourth quarter and for the year.

By the end of 2010, approximately 6,000 e-book titles were available.  The best-selling e-books from professional publishing in 2010 were:
▪	Crucial Conversations: Tools for Talking When the Stakes Are High, by Kerry Patterson, et al.
▪	Security Analysis, 6th Edition by Benjamin Graham and David Dodd
▪	Presentation Secrets of Steve Jobs, by Carmine Gallo
▪	Current Medical Diagnosis and Treatment 2010, 49th Edition
▪	How to Talk to Anyone, 2nd Edition by Leil Lowndes

In international markets, revenue declined in the fourth quarter, but was up slightly for the year.  Both Asia and India benefited from growth in English-language training sales.

Information & Media:  Revenue for this segment in the fourth quarter decreased by 1.6% to $249.3 million compared to the same period last year, but grew by 7.6% excluding the divestiture of BusinessWeek on December 1, 2009.  Fourth quarter operating profit, including a restructuring charge of $10.6 million, declined by 14.6% to $39.2 million compared to $45.9 million in 2009, which included a $10.5 million pre-tax gain from the sale of BusinessWeek.  Adjusted operating profit grew by 40.8% to $49.8 million compared to $35.4 million in 2009.

For the full year 2010, revenue declined 4.9% to $907.5 million compared to 2009, but grew 6.2% excluding the divestiture of BusinessWeek.  Operating profit in 2010 increased 73.1% to $160.4 million compared to $92.7 million in 2009.  Adjusted operating profit for 2010 increased 98.6% to $171.0 million compared to $86.1 million in 2009.

The Business-to-Business Group’s revenue in the fourth quarter decreased by 4.0% to $220.9 million compared to $230.0 million in 2009, which includes revenue of $21.6 million from BusinessWeek for two months.  For the full year 2010, the Business-to-Business Group’s revenue declined by 7.0% to $811.5 million, but grew 4.9% excluding BusinessWeek.  The Business-to-Business Group brands include Aviation Week, J.D. Power and Associates, McGraw-Hill Construction, and Platts.

A strong performance by Platts in global energy markets and J.D. Power and Associates’ solid growth in the domestic auto business in the fourth quarter offset softness at McGraw-Hill Construction.

Platts produced solid growth in 2010 in both U.S. and international markets.  To expand its services in energy markets, Platts acquired BENTEK Energy on January 3, 2011, and announced the acquisition of Oil Price Information Service (OPIS), which is subject to regulatory approval and customary closing conditions.  BENTEK Energy is a leading provider of fundamental data and analysis for the natural gas market in North America.  OPIS is a leader in news and price information for the wholesale and retail petroleum markets in North America.

The Broadcasting Group’s revenue grew by 21.7% in the fourth quarter to $28.4 million compared to the same period last year.  For the full year 2010, the Broadcasting Group’s revenue grew by 18.3% to $96.0 million.  Strong political advertising and improvement in national and local-time sales were key factors in the Broadcasting Group’s fourth quarter and full-year performance.

Corporate expense in the fourth quarter of 2010 increased by $25.9 million to $62.3 million and by $53.0 million to $180.0 million for the full year.  Adjusted corporate expense, which excludes a one-time charge of $15.6 million related to subleasing excess space in the Company’s New York facilities, increased by $10.3 million to $46.7 million in the fourth quarter and by $37.4 million to $164.4 million for the full year.  The increases were primarily driven by growth in incentive compensation compared to reduced levels in 2009 and additional vacant space because of divestitures.

Free cash flow after dividends (see Exhibits 3 and 11), driven by strong operating results, grew to $880.7 million in 2010, an increase of $110.8 million.  The Company took advantage of the strong free cash flow to make a $125 million payment to its U.S. pension plan in the fourth quarter.  The Company ended 2010 with a net cash position of $349.5 million compared to $36.7 million on December 31, 2009.  At year-end 2010, cash and equivalents and short-term investments were $1.5 billion.  Debt was $1.2 billion.

The Outlook:  “We expect to continue building on the recovery of earnings in 2010 and look forward to another year of growth in 2011,” said Mr. McGraw.  “Our guidance for 2011 diluted earnings per share is $2.79 to $2.89.”

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted earnings per share, adjusted net income, adjusted operating profit and adjusted corporate expense are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP for the three- and twelve-month periods ended December 31, 2010, and 2009 are attached as Exhibits 5, 8 and 11.

Conference Call/Webcast Details:  The Corporation’s senior management will review the fourth quarter earnings results on a conference call scheduled for this morning, February 1, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?p=irol-eventDetails&c=96562&eventID=3646443. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 1, 2011. Domestic participants may call (866) 414-6066; international participants may call +1 (203) 369-0675 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global financial information and education company that helps professionals and students succeed in the Knowledge Economy.  Leading brands include Standard & Poor’s, McGraw-Hill Education, Platts energy information services and J.D. Power and Associates.  The Corporation has approximately 21,000 employees with more than 280 offices in 40 countries.  Sales in 2010 were $6.2 billion.  Additional information is available at http://www.mcgraw-hill.com.

Investor Relations: http://www.mcgraw-hill.com/investor_relations
Get news direct from McGraw-Hill via RSS:
http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS
Release issued: February 1, 2011

* * *

Contacts for The McGraw-Hill Companies:
Investor Relations:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
donald_rubin@mcgraw-hill.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 512-3151 (office)
jason_feuchtwanger@mcgraw-hill.com

The McGraw-Hill Companies
Consolidated Statements of Income
Periods ended December 31, 2010 and 2009

(dollars in thousands, except per share data)

(unaudited)	Three Months			Twelve Months
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

Revenue	$1,524,079	$1,462,492	4.2%	$6,168,331	$5,951,782	3.6%

Expenses	1,251,588	1,180,085	(6.1)%	4,758,330	4,692,742	(1.4)%

Other (income) loss	-	(10,545)	N/M	(11,058)	3,304	N/M

Income from operations	272,491	292,952	(7.0)%	1,421,059	1,255,736	13.2%

Interest expense, net	19,445	19,950	2.5%	81,643	76,867	(6.2)%

Income before taxes on income	253,046	273,002	(7.3)%	1,339,416	1,178,869	13.6%

Provision for taxes on income	92,108	99,373	7.3%	487,547	429,108	(13.6)%

Net income	160,938	173,629	(7.3)%	851,869	749,761	13.6%

Less: net income attributable to noncontrolling interests	(7,095)	(6,335)	12.0%	(23,806)	(19,259)	23.6%

Net income attributable to The McGraw-Hill Companies, Inc.	$153,843	$167,294	(8.0)%	$828,063	$730,502	13.4%

Earnings per common share:
Basic	$0.50	$0.54	(7.4)%	$2.68	$2.34	14.5%
Diluted	$0.50	$0.53	(5.7)%	$2.65	$2.33	13.7%

Dividend per common share	$0.235	$0.225	4.4%	$0.94	$0.90	4.4%

Average number of common shares outstanding:
Basic	305,928	312,687		309,379	312,223
Diluted	310,323	314,482		312,220	313,296

N/M - not meaningful
Exhibit 1

The McGraw-Hill Companies
Condensed Consolidated Balance Sheets
December 31, 2010 and 2009

(dollars in thousands)

(unaudited)	2010	2009

Assets:
Cash and equivalents	$1,525,596	$1,209,927
Other current assets	1,769,015	1,726,469
Total current assets	3,294,611	2,936,396
Prepublication costs, net	364,984	460,843
Property and equipment, net	548,767	579,796
Goodwill and other intangible assets, net	2,550,845	2,229,242
Other non-current assets	287,354	268,973
Total assets	$7,046,561	$6,475,250

Liabilities and Equity:
Unearned revenue	$1,205,744	$1,115,357
Other current liabilities	1,475,130	1,336,597
Long-term debt	1,197,965	1,197,791
Pension, other postretirement benefits and other non-current liabilities	876,331	896,328
Total liabilities	4,755,170	4,546,073
Total equity	2,291,391	1,929,177
Total liabilities and equity	$7,046,561	$6,475,250

Exhibit 2

The McGraw-Hill Companies
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2010 and 2009

(dollars in thousands)

(unaudited)	2010	2009

Operating Activities:
Net income	$851,869	$749,761
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation (including amortization of technology projects)	125,492	137,339
Amortization of intangibles	45,595	52,720
Amortization of prepublication costs	246,312	270,469
Stock-based compensation	66,485	22,268
Other	117,775	52,166
Net changes in operating assets and liabilities	4,651	45,218
Cash provided by operating activities	1,458,179	1,329,941
Investing Activities:
Investment in prepublication costs	(150,842)	(176,996)
Capital expenditures	(115,443)	(92,290)
Acquisitions, including contingent payments, net of cash acquired	(364,396)	-
Proceeds from dispositions and other	33,131	(9,406)
Cash used for investing activities	(597,550)	(278,692)
Financing Activities:
Repayments on short-term debt, net	-	(70,000)
Dividends paid to shareholders	(292,257)	(281,553)
Dividends paid to noncontrolling interests	(18,906)	(9,162)
Repurchase of treasury shares	(255,808)	-
Exercise of stock options and other	33,562	25,503
Cash used for financing activities	(533,409)	(335,212)
Effect of exchange rate changes on cash	(11,551)	22,219
Net change in cash and equivalents	315,669	738,256
Cash and equivalents at beginning of year	1,209,927	471,671
Cash and equivalents at end of year	$1,525,596	$1,209,927

Exhibit 3

The McGraw-Hill Companies
Operating Results by Segment
Periods ended December 31, 2010 and 2009

(dollars in millions)

(unaudited)	Three Months			Twelve Months
	Revenue			Revenue
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

Financial Services	$778.5	$689.2	13.0%	$2,827.7	$2,610.1	8.3%
McGraw-Hill Education	496.3	520.0	(4.6)%	2,433.1	2,387.8	1.9%
Information & Media	249.3	253.3	(1.6)%	907.5	953.9	(4.9)%
Total revenue	$1,524.1	$1,462.5	4.2%	$6,168.3	$5,951.8	3.6%

	Segment Expenses			Segment Expenses
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

Financial Services	$499.1	$439.2	(13.6)%	$1,750.5	$1,596.0	(9.7)%
McGraw-Hill Education	480.1	486.5	1.3%	2,069.7	2,111.8	2.0%
Information & Media	210.1	207.4	(1.3)%	747.1	861.2	13.3%
Total segment expenses	$1,189.3	$1,133.1	(5.0)%	$4,567.3	$4,569.0	-

	Operating Profit			Operating Profit
	2010	2009	% Favorable (Unfavorable)	2010	2009	% Favorable (Unfavorable)

Financial Services	$279.4	$250.0	11.8%	$1,077.3	$1,014.1	6.2%
McGraw-Hill Education	16.2	33.5	(51.7)%	363.4	276.0	31.7%
Information & Media	39.2	45.9	(14.6)%	160.4	92.7	73.1%
Total operating segments	334.8	329.4	1.6%	1,601.1	1,382.8	15.8%
General corporate expense	(62.3)	(36.4)	(71.0)%	(180.0)	(127.0)	(41.8)%
Total operating profit *	$272.5	$293.0	(7.0)%	$1,421.1	$1,255.8	13.2%

*	Income from operations

Note - Totals may not sum and percentages may not recalculate due to rounding

Exhibit 4

The McGraw-Hill Companies
Operating Results by Segment - As Reported vs. As Adjusted
Periods ended December 31, 2010 and 2009

(dollars in millions)

(unaudited)	Three months ended December 31, 2010				Three months ended December 31, 2009				% Favorable (Unfavorable)
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted

Financial Services	$279.4	$-		$279.4	$250.0	$-		$250.0	11.8%	11.8%
McGraw-Hill Education	16.2	-		16.2	33.5	-		33.5	(51.7)%	(51.7)%
Information & Media	39.2	10.6	(a)	49.8	45.9	(10.5	) (c)	35.4	(14.6)%	40.8%
Segment operating profit	334.8	10.6		345.4	329.4	(10.5)		318.8	1.6%	8.3%
General corporate expense	(62.3)	15.6	(b)	(46.7)	(36.4)	-		(36.4)	(71.0)%	(28.2)%
Interest expense, net	(19.4)	-		(19.4)	(20.0)	-		(20.0)	2.5%	2.5%
Income before taxes on income	253.0	26.2		279.2	273.0	(10.5)		262.4	(7.3)%	6.4%
Provision for taxes on income	(92.1)	(9.5)		(101.6)	(99.4)	3.8		(95.5)	7.3%	(6.4)%
Net income	160.9	16.7		177.6	173.6	(6.7)		166.9	(7.3)%	6.4%
Noncontrolling interests net income	(7.1)	-		(7.1)	(6.3)	-		(6.3)	12.0%	12.0%
Net income attributable to MHP	153.8	16.7		170.5	167.3	(6.7)		160.6	(8.0)%	6.2%

Diluted earnings per common share	$0.50	$0.05		$0.55	$0.53	$(0.02)		$0.51	(5.7)%	7.8%

(unaudited)	Twelve months ended December 31, 2010				Twelve months ended December 31, 2009				% Favorable (Unfavorable)
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Adjusted

Financial Services	$1,077.3	$(7.3	) (d)	$1,070.0	$1,014.1	$13.4	(f)	$1,027.5	6.2%	4.1%
McGraw-Hill Education	363.4	(3.8	) (e)	359.6	276.0	11.6	(g)	287.6	31.7%	25.0%
Information & Media	160.4	10.6	(a)	171.0	92.7	(6.6	) (h)	86.1	73.1%	98.6%
Segment operating profit	1,601.1	(0.5)		1,600.6	1,382.8	18.5		1,401.3	15.8%	14.2%
General corporate expense	(180.0)	15.6	(b)	(164.4)	(127.0)	-		(127.0)	(41.8)%	(29.5)%
Interest expense, net	(81.6)	-		(81.6)	(76.9)	-		(76.9)	(6.2)%	(6.2)%
Income before taxes on income	1,339.4	15.1		1,354.5	1,178.9	18.5		1,197.3	13.6%	13.1%
Provision for taxes on income	(487.5)	(5.5)		(493.1)	(429.1)	(6.7)		(435.8)	(13.6)%	(13.1)%
Net income	851.8	9.6		861.5	749.8	11.8		761.6	13.6%	13.1%
Noncontrolling interests net income	(23.8)	2.3	(d)	(21.5)	(19.3)	-		(19.3)	23.6%	11.5%
Net income attributable to MHP	828.1	11.9		840.0	730.5	11.8		742.2	13.4%	13.2%

Diluted earnings per common share	$2.65	$0.04		$2.69	$2.33	$0.04		$2.37	13.7%	13.5%

(a)	Restructuring charge at our Information & Media segment in Q4 2010
(b)	Charge for subleasing excess space in our New York facilities in Q4 2010
(c)	Gain on the sale of BusinessWeek in Q4 2009
(d)	Gain on the sale of certain equity interests at our Financial Services segment in Q3 2010
(e)	Gain on the sale of McGraw-Hill Education's Australian secondary education business in Q3 2010
(f)	Includes a $13.8 million loss on the sale of Vista Research, Inc. and a net restructuring reversal of $(0.4) million
(g)	Net restructuring charge at our McGraw-Hill Education segment
(h)	Includes a $10.5 million gain on the sale of BusinessWeek and a net restructuring charge of $4.0 million

Note - Totals may not sum and percentages may not recalculate due to rounding

Exhibit 5

The McGraw-Hill Companies
Financial Services Segment - Credit Market Services
Periods ended December 31, 2010 and 2009

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)
	2010	2009	% Change
Three Months
Transaction revenue (a)	$199.9	$153.0	30.6%
Non-transaction revenue (b)	327.2	320.3	2.1%
Total Credit Market Services revenue	$527.1	$473.4	11.4%

	2010	2009	% Change
Twelve Months
Transaction revenue	$662.8	$539.2	22.9%
Non-transaction revenue	1,246.9	1,209.0	3.1%
Total Credit Market Services revenue	$1,909.7	$1,748.2	9.2%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates
(b)	Revenue primarily from annual fees for frequent issuer programs, surveillance and subscriptions

Domestic vs. International Revenue

(unaudited)
	2010	2009	% Change
Three Months
Domestic revenue	$279.5	$239.7	16.6%
International revenue	247.6	233.7	6.0%
Total Credit Market Services revenue	$527.1	$473.4	11.4%

	2010	2009	% Change
Twelve Months
Domestic revenue	$1,037.0	$915.8	13.2%
International revenue	872.7	832.4	4.8%
Total Credit Market Services revenue	$1,909.7	$1,748.2	9.2%

Note - Totals may not sum and percentages may not recalculate due to rounding

Exhibit 6

The McGraw-Hill Companies
Recasted Standard & Poor's and McGraw-Hill Financial Operating Results - As Reported

(dollars in millions)

(unaudited)	2010
	Revenue
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's	$401.3	$405.0	$417.5	$471.6	$1,695.4
McGraw-Hill Financial	278.8	293.6	294.3	321.8	1,188.5
Intersegment Revenue	(13.2)	(13.8)	(14.4)	(14.9)	(56.2)
Total Financial Services	$667.0	$684.8	$697.4	$778.5	$2,827.7

	Segment Expenses
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's (a)	$212.5	$223.7	$230.1	$266.8	$933.0
McGraw-Hill Financial	207.7	210.3	208.5	247.2	873.6
Intersegment Elimination	(13.2)	(13.8)	(14.4)	(14.9)	(56.2)
Total Financial Services	$407.0	$420.1	$424.3	$499.1	$1,750.5

	Operating Profit
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's (a)	$188.8	$181.4	$187.3	$204.8	$762.4
McGraw-Hill Financial	71.2	83.4	85.8	74.6	314.9
Total Financial Services	$260.0	$264.7	$273.1	$279.4	$1,077.3

(a)	For the three months ended September 30, 2010, segment expenses and operating profit include a $7.3 million pre-tax gain on the sale of certain equity interests at Standard & Poor's

(unaudited)	2009
	Revenue
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's	$342.1	$403.7	$375.7	$415.9	$1,537.3
McGraw-Hill Financial	279.5	282.3	273.6	286.4	1,121.8
Intersegment Revenue	(11.5)	(12.2)	(12.3)	(13.1)	(49.0)
Total Financial Services	$610.2	$673.8	$637.0	$689.2	$2,610.1

	Segment Expenses
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's (b)	$189.4	$198.1	$201.0	$236.6	$825.2
McGraw-Hill Financial (b)(c)	200.6	211.5	192.1	215.7	819.9
Intersegment Elimination	(11.5)	(12.2)	(12.3)	(13.1)	(49.0)
Total Financial Services	$378.6	$397.4	$380.8	$439.2	$1,596.0

	Operating Profit
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's (b)	$152.6	$205.6	$174.7	$179.2	$712.2
McGraw-Hill Financial (b)(c)	78.9	70.8	81.5	70.7	301.9
Total Financial Services	$231.6	$276.4	$256.2	$250.0	$1,014.1

(b)
For the three months ended June 30, 2009, segment expenses and operating profit include a net pre-tax restructuring reversal of $(3.4) million at Standard & Poor's and a net pre-tax restructuring charge of $3.0 million at McGraw-Hill Financial

(c)	For the three months ended June 30, 2009, segment expenses and operating profit include a $13.8 million pre-tax loss on the sale of Vista Research, Inc.

Note - Totals may not sum due to rounding

Exhibit 7

The McGraw-Hill Companies
Recasted Standard & Poor's and McGraw-Hill Financial Operating Results - As Adjusted

(dollars in millions)

(unaudited)	2010
	Revenue
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's	$401.3	$405.0	$417.5	$471.6	$1,695.4
McGraw-Hill Financial	278.8	293.6	294.3	321.8	1,188.5
Intersegment Revenue	(13.2)	(13.8)	(14.4)	(14.9)	(56.2)
Total Financial Services	$667.0	$684.8	$697.4	$778.5	$2,827.7

	Segment Expenses
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's (a)	$212.5	$223.7	$237.4	$266.8	$940.3
McGraw-Hill Financial	207.7	210.3	208.5	247.2	873.6
Intersegment Elimination	(13.2)	(13.8)	(14.4)	(14.9)	(56.2)
Total Financial Services	$407.0	$420.1	$431.6	$499.1	$1,757.7

	Operating Profit
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's (a)	$188.8	$181.4	$180.1	$204.8	$755.1
McGraw-Hill Financial	71.2	83.4	85.8	74.6	314.9
Total Financial Services	$260.0	$264.7	$265.8	$279.4	$1,070.0

(a)	For the three months ended September 30, 2010, segment expenses and operating profit exclude a $7.3 million pre-tax gain on the sale of certain equity interests at Standard & Poor's

(unaudited)	2009
	Revenue
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's	$342.1	$403.7	$375.7	$415.9	$1,537.3
McGraw-Hill Financial	279.5	282.3	273.6	286.4	1,121.8
Intersegment Revenue	(11.5)	(12.2)	(12.3)	(13.1)	(49.0)
Total Financial Services	$610.2	$673.8	$637.0	$689.2	$2,610.1

	Segment Expenses
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's (b)	$189.4	$201.5	$201.0	$236.6	$828.6
McGraw-Hill Financial (b)(c)	200.6	194.6	192.1	215.7	803.0
Intersegment Elimination	(11.5)	(12.2)	(12.3)	(13.1)	(49.0)
Total Financial Services	$378.6	$383.9	$380.8	$439.2	$1,582.6

	Operating Profit
	Q1	Q2	Q3	Q4	Full Year

Standard & Poor's (b)	$152.6	$202.2	$174.7	$179.2	$708.8
McGraw-Hill Financial (b)(c)	78.9	87.7	81.5	70.7	318.7
Total Financial Services	$231.6	$289.9	$256.2	$250.0	$1,027.5

(b)
For the three months ended June 30, 2009, segment expenses and operating profit exclude a net pre-tax restructuring reversal of $(3.4) million at Standard & Poor's and a net pre-tax restructuring charge of $3.0 million at McGraw-Hill Financial

(c)	For the three months ended June 30, 2009, segment expenses and operating profit exclude a $13.8 million pre-tax loss on the sale of Vista Research, Inc.

Note - Totals may not sum due to rounding

Exhibit 8

The McGraw-Hill Companies
Recasted - Standard & Poor's
2010 and 2009

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)
	Q1	Q2	Q3	Q4	Full Year
2010
Transaction revenue (a)	$150.4	$148.9	$163.1	$200.0	$662.5
Non-transaction revenue (b)	250.8	256.1	254.4	271.6	1,032.9
Total Standard & Poor's	$401.3	$405.0	$417.5	$471.6	$1,695.4

2009
Transaction revenue	$115.9	$150.2	$129.4	$154.2	$549.8
Non-transaction revenue	226.2	253.5	246.2	261.7	987.6
Total Standard & Poor's	$342.1	$403.7	$375.7	$415.9	$1,537.3

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates
(b)	Revenue primarily related to annual fees for frequent issuer programs and surveillance

Domestic vs. International Revenue

(unaudited)
	Q1	Q2	Q3	Q4	Full Year
2010
Domestic revenue	$212.6	$224.9	$231.7	$250.1	$919.3
International revenue	188.7	180.1	185.7	221.5	776.1
Total Standard & Poor's	$401.3	$405.0	$417.5	$471.6	$1,695.4

2009
Domestic revenue	$184.6	$217.5	$190.5	$206.8	$799.5
International revenue	157.4	186.2	185.1	209.1	737.8
Total Standard & Poor's	$342.1	$403.7	$375.7	$415.9	$1,537.3

Note - Totals may not sum due to rounding

Exhibit 9

The McGraw-Hill Companies
Recasted - McGraw-Hill Financial
2010 and 2009

(dollars in millions)

Subscription vs. Non-Subscription Revenue

(unaudited)
	Q1	Q2	Q3	Q4	Full Year
2010
Subscription revenue (a)	$206.6	$213.1	$217.8	$238.2	$875.7
Non-subscription revenue (b)	72.2	80.6	76.5	83.5	312.8
Total McGraw-Hill Financial	$278.8	$293.6	$294.3	$321.8	$1,188.5

2009
Subscription revenue	$205.6	$210.7	$203.1	$209.7	$829.1
Non-subscription revenue	74.0	71.6	70.5	76.7	292.7
Total McGraw-Hill Financial	$279.5	$282.3	$273.6	$286.4	$1,121.8

(a)	Revenue related to credit ratings-related information products, Capital IQ platform, investment research products and other data subscriptions
(b)	Revenue related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services

Domestic vs. International Revenue

(unaudited)
	Q1	Q2	Q3	Q4	Full Year
2010
Domestic revenue	$197.7	$207.3	$205.3	$218.2	$828.5
International revenue	81.2	86.3	89.0	103.6	360.1
Total McGraw-Hill Financial	$278.8	$293.6	$294.3	$321.8	$1,188.5

2009
Domestic revenue	$206.8	$200.5	$192.2	$198.3	$797.9
International revenue	72.7	81.8	81.4	88.1	323.9
Total McGraw-Hill Financial	$279.5	$282.3	$273.6	$286.4	$1,121.8

Note - Totals may not sum due to rounding

Exhibit 10

The McGraw-Hill Companies
Non-GAAP Financial Information
Periods ended December 31, 2010 and 2009

(dollars in millions)

Computation of Free Cash Flow:

(unaudited)	Twelve Months
	2010	2009

Cash provided by operating activities	$1,458.2	$1,329.9
Investment in prepublication costs	(150.8)	(177.0)
Capital expenditures	(115.5)	(92.3)
Dividends paid to shareholders	(292.3)	(281.5)
Dividends paid to noncontrolling interests	(18.9)	(9.2)
Free cash flow	$880.7	$769.9

Computation of Net Cash:

(unaudited)	Twelve Months
	2010	2009

Cash and equivalents	$1,525.6	$1,209.9
Short-term investments	22.2	24.6
Less: long-term debt and notes payable	1,198.3	1,197.8
Net cash	$349.5	$36.7

Computation of Revenue Adjusted for BusinessWeek:

(unaudited)	Three Months			Twelve Months
	2010	2009	% Change	2010	2009	% Change
Revenue:
Information & Media	$249.3	$253.3	(1.6)%	$907.5	$953.8	(4.9)%
Excluding BusinessWeek	-	(21.6)		-	(99.2)
	$249.3	$231.7	7.6%	$907.5	$854.6	6.2%

Information & Media - Business-to-Business	$220.9	$230.0	(4.0)%	$811.5	$872.7	(7.0)%
Excluding BusinessWeek	-	(21.6)		-	(99.2)
	$220.9	$208.4	6.0%	$811.5	$773.6	4.9%

Note - Totals may not sum and percentages may not recalculate due to rounding

Exhibit 11